Item 77D - 	DWS CROCI(r) Sector Opportunities
Fund, Inc. (formerly Deutsche
CROCI(r) Sector Opportunities
Fund, Inc.) (a series of Deutsche
DWS Securities Trust (formerly
Deutsche Securities Trust)) (the
"Fund")

Effective June 5, 2017, the Fund now is considered a diversified fund.